UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November  29, 2006   (November 27, 2006)

TODCO

(Exact name of registrant as specified in its charter)

Delaware	1-31983	76-0544217

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas	77042-3615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 278-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

ITEM 8.01. OTHER EVENTS

          As previously reported in TODCO’s (the “Company’s”) Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, the Company was engaged in an arbitration proceeding against its former parent corporation, Transocean Inc. (NYSE: RIG) and its subsidiary, Transocean Holdings Inc. (collectively, “Transocean”), over disputes arising out of the Tax Sharing Agreement that the Company entered into with Transocean in connection with its initial public offering in 2004.  A negotiated settlement of that dispute was reached on November 27, 2006.  As a result of the settlement, the Company and Transocean executed an Amended and Restated Tax Sharing Agreement reflecting the terms of the settlement.  A copy of the Amended and Restated Tax Sharing Agreement is filed as an exhibit to this report and is incorporated herein by this reference.

          Among the matters disputed in the arbitration was whether the Company was required to pay Transocean for tax benefits derived from the exercise of certain Transocean stock options.  In September 2005, Transocean instructed the Company, pursuant to a provision in the Tax Sharing Agreement, to take a tax deduction for profits realized by current and former employees and directors of TODCO from the exercise of Transocean stock options during calendar 2004.  Transocean also indicated that it expected the Company to take a similar deduction in future years to the extent there were profits realized by the Company’s current and former employees and directors during those future periods.

          The Company disputed that instruction, however, and took the position that the Tax Sharing Agreement only required it to pay Transocean for deductions related to Transocean stock option exercises by persons who remained employees of TODCO on the date of the exercise of the options, and not for Transocean stock option exercises by persons who no longer had a service provider relationship with the Company.  Transocean disagreed and asserted that the Company was required to pay Transocean for all stock option exercises, regardless of whether any employment or other service provider relationship with TODCO may have terminated prior to the exercise of the employee stock option.

          Under the terms of the settlement as reflected in the Amended and Restated Tax Sharing Agreement, the Company will now pay Transocean for only 55% of the value of the tax deductions arising from the exercise of the Transocean stock options by current and former employees and directors of the Company, or a 45% discount from the September 2005 demand by Transocean.  This discounted payment rate applies retroactively to amounts previously accrued by the Company and to future payments.

          Further, under the terms of the Tax Sharing Agreement, the Company’s use of certain state and foreign tax assets reduced its ability to receive federal tax benefits that otherwise would have been available.  Under the Amended and Restated Tax Sharing Agreement, the Company will receive the federal tax benefit for the use of such tax assets of $2.9 million.

          During the dispute with Transocean, the Company continued to accrue liabilities based on Transocean’s interpretation of the Tax Sharing Agreement.  As such, upon settlement of this dispute the Company will eliminate a $43.2 million liability by paying Transocean $22.0 million, increasing additional paid-in capital by $19.8 million, reducing current tax expense by $2.9 million, and recording net interest expense of $1.5 million.  In the future, as Transocean stock option deductions are generated under the Tax Sharing Agreement, the Company will reduce current taxes payable by the entire amount of the Transocean stock option deduction, pay Transocean for 55% of the deduction and increase additional paid-in capital by 45% of the deduction.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

           (d)   Exhibits.

Exhibit number	Description

10.1	Amended and Restated Tax Sharing Agreement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TODCO

	By:	/s/ Dale Wilhelm

Dale Wilhelm
Vice President & Chief Financial Officer
Dated: November 29, 2006